UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K/A

(Amendment No. 1)
ANNUAL REPORT

ANNUAL REPORT PURSUANT TO
REGULATION A OF THE SECURITIES ACT OF 1933
For the year ended December 31, 2023

ELEVATE.MONEY REIT I, INC.

(Exact name of issuer as specified in the issuer’s charter)

Commission File Number: 024-11284

Maryland (State or other jurisdiction of incorporation or organization)	85-1856425 (I.R.S. Employer Identification No.)

4600 Campus Drive, Suite 201, Newport Beach, CA	92660
(Address of principal executive offices)	(Zip code)

(949) 606-9897
(Issuer’s telephone number, including area code)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

This Amendment No. 1 on Form 1-K/A (this “Form 1-K/A”) amends and restates the item noted below in the Annual Report on Form 1-K of Elevate.Money REIT I, Inc. (the “Company”) for the fiscal year ended December 31, 2023, as originally filed with the Securities and Exchange Commission on June 25, 2024 (the “Original Filing”).

•	Part II – Item 7 – Financial Statements – Independent Auditor’s Report

This Form 1-K/A amends the Original Filing to reflect the correction of an error that resulted in an incorrect filing of the Independent Auditor’s Report. Except as described above, no other changes have been made to the Original Filing. This Form 1-K/A speaks as of the date of the Original Filing and does not reflect events that have occurred after the date of the Original Filing or modify any disclosures affected by subsequent events.

PART II

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of
Elevate.Money REIT I, Inc.

Newport Beach, California

Opinion

We have audited the financial statements of Elevate.Money REIT I, Inc. (“the Company”) (a Maryland corporation), which comprise the balance sheet as of December 31, 2023 and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Elevate.Money REIT I, Inc. as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Elevate.Money REIT I, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company is dependent on adequate revenues and/or financing to sustain operations for the next twelve months and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Elevate.Money REIT I, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Elevate.Money REIT I, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Elevate.Money REIT I, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Other Information

The financial statements of Elevate.Money REIT I, Inc. for the year ended December 31, 2022, were audited by another auditor who expressed an unmodified opinion on those statements on May 1, 2023. We were not engaged to audit, review, or apply any procedures to the 2022 financial statements of the Company and, accordingly, we do not express an opinion or any other form of assurance on the 2022 financial statements as a whole.

Spokane, Washington

June 18, 2024

Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this Amendment No. 1 to Form 1-K/A to be signed on its behalf by the undersigned, thereunto duly authorized.

ELEVATE.MONEY REIT I, INC.

By:	/s/ Shital Patel
Shital Patel
Chief Financial Officer
June 28, 2024